Exhibit 10.1

National Financial Partners Corp.

$125,000,000 4.0% Convertible Senior Notes due 2017

Purchase Agreement

June 9, 2010

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

As representatives of the several Purchasers named in Schedule I hereto (the “Purchasers”)

Ladies and Gentlemen:

National Financial Partners Corp., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to sell to the Purchasers, $125,000,000 aggregate principal amount of its 4.0% Convertible Senior Notes due 2017 (the “Notes”), and with respect to the grant by the Company to the Purchasers of the option described in Section 2 hereof to purchase all or any part of an additional $15,000,000 aggregate principal amount of Notes to cover over-allotments, if any. The aforesaid $125,000,000 principal amount of the Notes to be purchased by the Purchasers (the “Initial Securities”) and all or any part of the $15,000,000 aggregate principal amount of Notes subject to the option described in Section 2 hereof (the “Optional Securities,”) together with the Initial Securities are herein referred to as the “Securities”. The Securities will be issued pursuant to an Indenture, to be dated on or around June 15, 2010 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Securities are convertible into shares (the “Underlying Common Stock”) of the Company’s common stock, par value $0.10 per share (the “Stock”), in accordance with the terms of the Securities and the Indenture.

It is understood and agreed that Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”) are joint book-running managers for the offering of the Securities contemplated hereby and any determinations or other actions to be made under this Agreement by the Representatives shall require the concurrence of each of the Representatives, unless as otherwise specified herein.

1. The Company represents and warrants to, and agrees with, the Purchasers that:

(a) A preliminary offering circular, dated June 9, 2010 (the “Preliminary Offering Circular”) and an offering circular, dated June 9, 2010 (the “Offering Circular”, have been prepared in connection with the offering of the Securities and shares of the Stock issuable upon conversion thereof. The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to the “Pricing Circular”. Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K and all subsequent documents filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or prior to the date of such circular and any reference to the Preliminary Offering Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Circular or the Offering Circular, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports”. The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representatives expressly for use therein;

(b) For the purposes of this Agreement, the “Applicable Time” is 7:00 a.m. (Eastern time) on the next business day following the date of this Agreement; the Pricing Circular as supplemented by the information set forth in Schedule IV hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(i)) listed on Schedule II(b) hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representatives expressly for use therein;

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(c) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Pricing Circular any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular; and, since the respective dates as of which information is given in the Pricing Circular, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries (except for the vesting or exercise of restricted stock units or options pursuant to equity incentive, compensation or benefit plans in existence on the date of this Agreement) or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular;

(d) The Company and the subsidiaries of the Company set forth on Schedule III hereto (each a “Subsidiary” and, collectively, the “Subsidiaries”) have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Circular or such as would not have a material adverse effect on the general affairs, management, consolidated financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”); and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries;

(e) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing (to the extent such concept exists) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be in good standing (with respect to each other jurisdiction only) or duly qualified would not have a Material Adverse Effect; and each Subsidiary has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as the case may be, in good standing (to the extent such concept exists) under the laws of its jurisdiction of incorporation or organization, as the case may be;

(f) The Company has full corporate right, power, and authority to execute and deliver this Agreement and the Indenture (collectively, the “Transaction Documents”), and to perform its obligations thereunder; and all actions required to be taken for the due

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and proper authorization, execution and delivery by it of this Agreement and the Indenture and the consummation by it of the transactions contemplated thereunder have been, or will be prior to the First Time of Delivery, duly and validly taken; the Indenture has been duly executed and delivered by the Company;

(g) The Company has an authorized capitalization as set forth in the Pricing Circular, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable and conform in all material respects to the description of the Stock contained in the Pricing Circular; and all of the issued shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (except for those related to the Credit Agreement, dated as of August 22, 2006, as amended to date, among the Company, as Borrower, the several lenders from time to time parties thereto, and Bank of America, N.A., as Administrative Agent);

(h) The Indenture has been duly authorized by the Company and duly qualified under the Trust Indenture Act of 1939, as amended, and, when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

(i) The Securities have been duly authorized and, at the Time of Delivery, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and the Securities and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture;

(j) The Underlying Common Stock conforms in all material respects to the description of the Stock contained or incorporated by reference in the Pricing Circular. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, and assuming the Indenture and the Securities are valid and binding agreements, the Securities will be convertible at the option of the holder thereof for shares of Underlying Common Stock in accordance with the terms of the Securities and the Indenture; the shares of the Underlying Common Stock have been duly authorized

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and reserved for issuance upon such conversion, in accordance with the terms of the Indenture and the Securities, by all necessary corporate action and such shares, when issued upon conversion, will be validly issued and will be fully paid and non-assessable, and the issuance of such shares upon such conversion will not be subject to the preemption or other similar rights of any security holder of the Company;

(k) The compliance by the Company with all of the provisions of the Transaction Documents and the consummation of the transactions therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) the provisions of the Certificate of Incorporation or By-laws of the Company or (iii) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties except, in the case of clauses (i) and (iii), for such breaches, violations or defaults that would not result in a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by the Transaction Documents, except such consents, approvals, authorizations, registrations or qualifications as may be required under state securities (including insurance securities) or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers or have been obtained or made;

(l) Neither the Company nor any of its Subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;

(m) The statements set forth in the Pricing Circular under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Securities, under the caption “Description of the Convertible Note Hedge and Warrant Transactions,” insofar as they purport to describe the provisions of the agreements referred to therein, and under the caption “Certain United States Federal Income Tax Considerations,” in so far as they purport to describe the provisions of the laws referred to therein, and under the caption “Plan of Distribution,” insofar as they purport to describe the provisions of the agreements referred to therein, are accurate, complete and fair in all material respects;

(n) Other than as set forth in the Pricing Circular, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

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(o) When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(p) The Company is subject to Section 13 of the Exchange Act;

(q) Neither the Company nor, to its knowledge, any person acting on its behalf has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act;

(r) Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder;

(s) The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to possess such Governmental Licenses would not have a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses;

(t) The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has any reason to believe that any of them will not be able to (i) renew its existing insurance coverage as and when such coverage expires except where the failure to renew would not have a Material Adverse Effect, or (ii) to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect;

(u) The Company and its Subsidiaries own, possess, have other rights to use or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable

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proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, except where the failure to own, possess or have other rights to use, or be able to acquire, such Intellectual Property would not have a Material Adverse Effect; neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, which infringement, conflict, invalidity or inadequacy, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect;

(v) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended;

(w) Neither the Company nor any of its affiliates does business with the government of Cuba or, to the Company’s knowledge, with any person or affiliate located in Cuba within the meaning of Section 517.075, Florida Statutes;

(x) The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(y) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities and are effective to perform the functions for which they were established;

(z) There has been no change in the Company’s internal control over financial reporting since March 31, 2010 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and, since December 31, 2009, the audit committee of the board of directors of the Company has been advised by the Company of (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

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(aa) The consolidated financial statements, together with related schedules and notes, included or incorporated by reference in the Pricing Circular (and any amendment or supplement thereto) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company and its consolidated subsidiaries at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data of the Company set forth in the Pricing Circular (and any amendment or supplement thereto) present fairly, in all material respects, the information stated therein and have been derived from the books and records of the Company, and such other financial information and data have been prepared on a basis consistent with such financial statements;

(bb) PricewaterhouseCoopers LLP (“PWC”), which has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board;

(cc) Each subsidiary of the Company which is engaged in the business of acting as a broker-dealer or an investment advisor (respectively, a “Broker-Dealer Subsidiary” and an “Investment Advisor Subsidiary”) is duly licensed or registered as a broker-dealer or investment advisor, as the case may be, in each jurisdiction where it is required to be so licensed or registered to conduct its business, except where the failure to be so licensed or registered would not have a Material Adverse Effect; each Broker-Dealer Subsidiary and each Investment Advisor Subsidiary has all other necessary approvals of and from all applicable regulatory authorities, including any self-regulatory organization, to conduct its businesses, except where the failure to have such approvals would not have a Material Adverse Effect; except as otherwise provided in the Pricing Circular, none of the Broker-Dealer Subsidiaries or Investment Advisor Subsidiaries has received any notification from any applicable regulatory authority to the effect that any additional approvals from such regulatory authority are needed to be obtained by such subsidiary and have not been obtained, in any case where it could be reasonably expected that the Broker-Dealer Subsidiary will be unable to obtain such additional approvals and the failure to obtain any such additional approvals would require such Subsidiary to cease or otherwise materially limit the conduct of its business; and each Broker-Dealer Subsidiary and each Investment Advisor Subsidiary is in compliance with the requirements of the broker-dealer and investment advisor laws and regulations of each jurisdiction that are applicable to such Subsidiary, and has filed all notices, reports, documents or other information required to be filed thereunder, in each case with such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect;

(dd) The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Notes;

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(ee) There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications;

(ff) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

(gg) To the knowledge of the Company, the operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened; and

(hh) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

2. Subject to the terms and conditions herein set forth, (a) the Company agrees to sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company the Initial Securities at a price equal to 97.0% of the principal amount thereof and (b) in the event and to the extent that the Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at the purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of Optional Securities as to which such election shall have been exercised.

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The Company hereby grants to the Purchasers the right to purchase at their election up to $15,000,000 aggregate principal amount of Optional Securities at the purchase price set forth in the paragraph above solely to cover over-allotments, if any. Any such election to purchase Optional Securities may be exercised only by written notice from you to the Company, given within a period of 30 calendar days after the date of this Agreement and setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless you and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

3. Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Pricing Circular and each Purchaser hereby represents and warrants to, and agrees with the Company that:

(a) It will offer and sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A;

(b) It is a QIB and an accredited investor within the meaning of Rule 501 under the Act; and

(c) It will not offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

4. (a) The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to Goldman, Sachs & Co., for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman, Sachs & Co. at DTC. The Company will cause the certificates representing the Securities to be made available to Goldman, Sachs & Co. for checking at least twenty-four hours prior to the Time of Delivery (as defined below) at the office of Dewey & LeBoeuf LLP: 1301 Avenue of the Americas, New York, New York, 10019 (the “Closing Location”) The time and date of delivery and payment for the Securities shall be, with respect to the Initial Securities, 9:30 a.m., New York time, on June 15, 2010, or such other time and date as the Representatives and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York time, on the date specified by the Representatives in the written notice given by the Representatives of the Purchasers’ election to purchase such Optional Securities, or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date for delivery of the Initial Securities is herein called

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the “First Time of Delivery,” such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called the “Second Time of Delivery,” and each such time and date for delivery is herein called a “Time of Delivery.”

(b) The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(k) hereof will be delivered at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 (the “Closing Location”). For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5. The Company agrees with each of the Purchasers:

(a) To prepare the Offering Circular in a form approved by you; to make no amendment or any supplement to the Offering Circular which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b) Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the Underlying Common Stock for offering and sale under the securities laws of such jurisdictions as you may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities and the Underlying Common Stock, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject;

(c) To furnish the Purchasers with written and electronic copies of the Offering Circular in New York City in such quantities as you may reasonably request and if, at any time prior to the expiration of nine months after the date of the Offering Circular, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d) During the period beginning from the date hereof and continuing to and including the date 90 days after the date hereof, not to offer, sell, pledge, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Securities, including but not limited to any options or

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warrants to purchase shares of Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Stock or any such substantially similar securities without the prior written consent of Goldman, Sachs & Co., except (x) pursuant to stock-based compensation, incentive or benefit plans and Company employee stock purchase plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement or (y) in connection with shares of the Stock issued or to be issued as consideration in connection with acquisitions; provided, that the recipient of such shares of the Stock issued as consideration in an acquisition becomes a party to, and such shares of the Common Stock are subject to, the Second Amended and Restated Stockholders Agreement of the Company, dated as of February 13, 2004, by and among the Company, Apollo Investment Fund IV, L.P. and certain of the other stockholders of the Company that are signatories thereto, as amended, (the “Stockholders Agreement”), the Lock-up Agreement by and among the Company and certain of the other stockholders of the Company that are signatories thereto (the “Stockholder Lock-up Agreement”) or such other stockholders agreement of the Company containing restrictions on the transferability of such shares of the Stock that are substantially similar to the provisions contained in the Stockholders Agreement or the Stockholder Lock-up Agreement;

(e) Not to be or become, at any time prior to the expiration of two years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f) At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(g) In the event that such information is not publicly available on EDGAR, to furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Circular), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(h) During the period of one year after the Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them;

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(i) To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular under the caption “Use of Proceeds”;

(j) Upon the reasonable request of any Purchaser, to furnish, or cause to be furnished, to such Purchaser an electronic version of the Company’s trademarks, servicemarks and corporate logo for use on the website, if any, operated by the Purchaser for the purpose of facilitating the on-line offering of the Securities (the “License”); provided, however, that the License shall be used solely for the purpose described above, is granted without any fee and may not be assigned or transferred;

(k) To reserve and keep available at all times, free of preemptive or other similar rights, a sufficient number of shares of Stock, for the purpose of enabling the Company to satisfy any obligations to issue its Underlying Common Stock; and

(l) To use its best efforts to list, subject to notice of issuance, the Underlying Common Stock on the New York Stock Exchange.

6. (a)

(i) The Company represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);

(ii) each Purchaser represents and agrees that, without the prior consent of the Company and the Representatives, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(iii) any Company Supplemental Disclosure Document or Purchaser Supplemental Disclosure Document the use of which has been consented to by the Company and the Representatives is listed on Schedule II(b) hereto.

7. The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and the Underlying Common Stock and all other expenses in connection with the preparation, printing

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and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto, and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing this Agreement, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities and the Underlying Common Stock; (iii) all expenses in connection with the qualification of the Securities and the Underlying Common Stock for offering and sale under state securities laws in accordance with this Agreement, including the reasonable fees and disbursements of counsel to the Purchasers in connection with such qualification and in connection with the Blue Sky survey; (iv) the filing fees incident to, and the fees and disbursements of counsel to the Purchasers in connection with, securing any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Securities and the Underlying Common Stock; (v) the cost of preparing stock certificates; (vi) the cost and charges of any transfer agent, registrar or dividend disbursing agent; (vii) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (viii) all fees and expenses in connection with listing the Underlying Common Stock on the New York Stock Exchange; and (viii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.

8. The obligations of the Purchasers hereunder, as to the Securities to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of such Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) Dewey & LeBoeuf LLP, counsel to the Purchasers, shall have furnished to you such written opinion or opinions (a draft of each such opinion is attached as Exhibit B-1 hereto), dated such Time of Delivery, and a written letter dated such Time of Delivery (a draft of which is attached as Exhibit B-2 hereto) in a form or forms acceptable to you, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b) Latham & Watkins, LLP, counsel to the Purchasers, shall have furnished to you such written opinion or opinions (a draft of each such opinion is attached as Exhibit C hereto), dated such Time of Delivery, in a form or forms acceptable to you, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(c) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, shall have furnished to you their written opinions, dated such Time of Delivery, in form and substance satisfactory to you, to the effect set forth in Exhibits D-1 and D-2 hereto and a written letter, dated such Time of Delivery, in form and substance satisfactory to you, to the effect set forth in Exhibit D-3 hereto;

(d) Stancil E. Barton, Executive Vice President, General Counsel and Corporate Secretary of the Company, shall have furnished to you his written opinion, dated such Time of Delivery, in form and substance satisfactory to you, to the effect set forth in Exhibit E hereto;

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(e) On the date of the Offering Circular prior to the execution of this Agreement and also at each Time of Delivery, PWC shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you, to the effect set forth in Annex II hereto (the executed copy of the letter delivered prior to the execution of this Agreement is attached as Annex II(a) hereto and a draft of the form of letter to be delivered as of each Time of Delivery is attached as Annex II(b) hereto);

(f)(i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Pricing Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular, and (ii) since the respective dates as of which information is given in the Pricing Circular there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries (except for the vesting or exercise of restricted stock units or options pursuant to equity incentive, compensation or benefit plans in existence on the date of this Agreement or with respect to issuance of the Notes) or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Circular, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being delivered at such Time of Delivery on the terms and in the manner contemplated in the Pricing Circular;

(g) On or after the Applicable Time of Sale (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities, if any, by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating, if any, of any of the Company’s debt securities;

(h) On or prior to the Time of Delivery, the Underlying Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(i) On or after the Applicable Time of Sale there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or

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clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities being delivered at such Time of Delivery on the terms and in the manner contemplated in the Offering Circular;

(j) The Company shall have obtained and delivered to the Purchasers executed copies of an agreement from each of the Company’s officers and directors substantially to the effect set forth in Exhibit F hereto with respect to such officer or director, in form and substance satisfactory to you;

(k) The Company shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, and as to such other matters as you may reasonably request, and the Company shall have furnished or caused to be furnished certificates as to the matters set forth in subsection (f) of this Section.

9. (a) The Company will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, the Pricing Disclosure Package, or in any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, the Pricing Disclosure Package, or in any Company Supplemental Disclosure Document in reliance upon and in conformity with written information furnished to the Company by any Purchaser through the Representatives expressly for use therein.

(b) Each Purchaser will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the

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Pricing Circular, the Offering Circular, or any amendment or supplement thereto, the Pricing Disclosure Package, or in any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, the Pricing Disclosure Package, or in any Company Supplemental Disclosure Document, in reliance upon and in conformity with written information furnished to the Company by such Purchaser through the Representatives expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with a single counsel (in addition to local counsel) satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately

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preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the Offering Circular. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls (within the meaning of Section 15 of the Act) any Purchaser, or any of the respective partners, directors, officers and employees of any Purchaser or any such controlling person; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.

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10. (a) If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder at a Time of Delivery, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties reasonably satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you, and the Company shall have the right to postpone a Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you, and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, then the Company shall have the right to require each non-defaulting Purchaser to purchase the number of Securities which such Purchaser agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you, and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all of the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement (or, with respect to the Second Time of Delivery, the obligations of the Purchasers to purchase and of the Company to sell the Optional Securities) shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11. The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

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12. If for any reason any Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company shall then be under no further liability to any Purchaser in respect of the Securities not so delivered except as provided in Sections 7 and 9 hereof.

13. In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you jointly.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers, shall be delivered or sent by mail, telex or facsimile transmission to you as the Representatives in care of (i) Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department; and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, Attention: Syndicate Department, with a copy to ECM Legal; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: General Counsel; provided, however, that any notice to a Purchaser pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire or telex constituting such Questionnaire, which address will be supplied to the Company by you on request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

14. This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers and the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls (within the meaning of Section 15 of the Act) the Company, any Purchaser, or any of the respective partners, directors, officers, employees and agents of the Purchasers or any such controlling person of a Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

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16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

18. The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, without the Purchasers imposing any limitation of any kind.

19. The Company acknowledges and agrees that, in connection with the purchase and sale of the Securities pursuant to this Agreement, (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s length commercial transaction between the Company on the one hand, and the several Purchasers, on the other hand, (ii) and in connection with the process leading to such transaction, each Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (iii) no Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) and no Purchaser has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (v) the Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Purchasers with respect to the subject matter hereof.

The Company and the Purchasers hereby each irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement among each of the Purchasers and the Company. It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination, upon request, but without warranty on your part as to the authority of the signers thereof.

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Very truly yours,

National Financial Partners Corp.

By:	/s/ Donna J. Blank
Name:	Donna J. Blank
Title:	Executive Vice President and Chief Financial Officer

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Accepted as of the date hereof

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Scott Littlejohn

On behalf of each of the Purchasers

SCHEDULE I

Purchaser	Aggregate Amount of Initial Securities to be Purchased	Aggregate Amount of Optional Securities to be Purchased if Maximum Option Exercised
Goldman, Sachs & Co.	$62,500,000	$7,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	37,500,000	4,500,000
Wells Fargo Securities, LLC	12,500,000	1,500,000
RBS Securities, Inc.	6,250,000	750,000
U.S. Bancorp Investments, Inc.	6,250,000	750,000

Total	$125,000,000	$15,000,000

I-1

SCHEDULE II

(a)	Additional Documents Incorporated by Reference:

The Company’s Current Report on Form 8-K, filed with the Commission on June 9, 2010

The Company’s Schedule TO, filed with the Commission on June 9, 2010

(b)	Approved Supplemental Disclosure Documents:

None

SCHEDULE III

List of Subsidiaries (as defined in Section 1(d)

NFP Insurance Services, Inc.

NFP Securities, Inc.

Massachusetts Business Association, L.L.C.

SCHEDULE IV

The term sheet attached to this Agreement as Annex I.

Exhibit B-1

[Opinion of Dewey & LeBoeuf LLP]

B-1

Exhibit B-2

[Negative Assurance Letter of Dewey & LeBoeuf LLP]

B-2

Exhibit C

[Opinion of Latham & Watkins LLP]

C-1

Exhibit D-1

[Opinion of Skadden, Arps, Slate, Meagher & Flom LLP]

Exhibit D-2

[Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP]

Exhibit D-3

[Negative Assurance Letter of Skadden, Arps, Slate, Meagher & Flom LLP]

Exhibit E

[Opinion of Stancil E. Barton]

E-1

Exhibit F

National Financial Partners Corp.

Form of Lock-Up Agreement

June     , 2010

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

As representatives of the several Initial Purchasers

Re: National Financial Partners Corp. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives of the initial purchasers (the “Representatives”), propose to enter into a Purchase Agreement on behalf of the several Initial Purchasers named in Schedule I to such agreement (collectively, the “Initial Purchasers”), with National Financial Partners Corp., a Delaware corporation (the “Company”), providing for the sale of the Company’s Senior Convertible Notes due 2017 (the “Notes”) which have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

In consideration of the agreement by each of the Initial Purchasers to offer and sell the Notes, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the Offering Circular (as defined in the Purchase Agreement) and continuing to and including the date 90 days after the date of the Offering Circular, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the Company (the “Shares”), or any options or warrants to purchase any shares of common stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership as such term is used in the rules and regulations of the Securities and Exchange Commission (collectively the “Undersigned’s Shares”); provided, however, in the event the undersigned has restricted stock units vest during the restricted period, the undersigned shall be permitted to have shares withheld by the Company to satisfy any attendant federal, state, and local tax obligations.

F-1

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) to or among the undersigned’s spouse, children, grandchildren, or other living descendants , or to a trust or family partnership of which there are no principal (i.e. corpus) beneficiaries or partners other than the grantor or one or more of the undersigned, the undersigned’s spouse or described relatives and, provided in the case of a trust, that existing beneficiaries and/or trustee(s) and/or grantor(s) of such trust have the power to act with respect to the trust’s assets without court approval and, in the case of a family partnership, that the partners thereof have the power to act with respect to the partnership’s assets without court approval and the partnership is not permitted to (x) distribute assets to persons who are not among the relatives listed above or (y) have partners who are not among the relatives listed above, (ii) to a legal or personal representative of the undersigned in the event of the undersigned’s death or inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to be long-continued and of indefinite duration, (iii) pursuant to a qualified domestic order, (iv) to a management company or manager of a subsidiary of the Company, to any Affiliate (as defined by Rule 405 of the Securities Act) thereof, or to any Principal (as such term is defined in the management agreement between the undersigned and the Company, if any) or other employee of such management company (v) in the event of the death of the undersigned, upon a determination of the Board of Directors of the Company (the “Board of Directors”) that the provisions of this Lock-Up Agreement result in undue hardship including, without limitation, because of an obligation to pay estate taxes, subject to terms and conditions as are determined by the Board of Directors, (vi) upon a waiver of the provisions of this Lock-Up Agreement by the Board of Directors in connection with any business combination, restructuring, recapitalization or other extraordinary transaction that has been approved by a majority of the Board of Directors or (vii) with the prior written consent of Goldman, Sachs & Co. on behalf of the Initial Purchasers. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in the case of such a transfer or any other transfer contemplated by clause (i), (ii), (iii), or (iv) above, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement, and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever, other than any pledge of such Undersigned’s Shares in favor of the Company in existence on the date hereof. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

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The undersigned understands that the Company and the Initial Purchasers are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Stockholder

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Annex I

Term Sheet

Dated June 9, 2010

FINAL PRICING TERMS

The information in this term sheet supplements National Financial Partners Corp.’s preliminary offering circular, dated June 9, 2010 (the “Preliminary Offering Circular”), and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular. Terms used in this term sheet but not defined have the respective meanings given to them in the Preliminary Offering Circular.

The issuer	National Financial Partners Corp. (NYSE: NFP).

Securities offered	4.0% Convertible Senior Notes due 2017.

Aggregate principal amount offered	$125,000,000.

Over-allotment option	$15,000,000.

Maturity date	June 15, 2017.

Interest	4.0 % per annum, accruing from the settlement date.

Interest payment dates	Each June 15 and December 15, beginning December 15, 2010.

Price to public	100%.

NYSE closing price on June 9, 2010	$10.51 per share.

Conversion premium	22.50% above reference price.

Conversion rate	77.6714 shares of common stock per $1,000 principal amount of notes, subject to adjustment.

Conversion price	$12.87 (approximately) per share of common stock, subject to adjustment.

Free convertibility period	At the option of the holder, holders may convert their notes, in multiples of $1,000 principal amount, at any time on or after April 15, 2017 through the second scheduled trading day immediately preceding the maturity date.

Trade date	June 10, 2010.

Settlement date	June 15, 2010.

CUSIP	63607PAB5

Joint book-running managers	Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Lead manager	Wells Fargo Securities, LLC

Co-managers	RBS Securities Inc. and U.S. Bancorp Investments, Inc.

Method of distribution	Rule 144A

Use of proceeds

The net proceeds of the offering are expected to be approximately $120.3 million (or approximately $134.8 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and the expected expenses of this offering. The issuer intends to apply the net proceeds from this offering to the following uses:

(i) approximately $12.9 million (and additional proceeds if the purchasers exercise their over-allotment option in full) to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds from the warrant transactions); and

(ii) the remaining proceeds, together with borrowings under its proposed new credit facility, to the extent available, and cash on hand, if necessary, to purchase all existing convertible notes accepted for purchase in its tender offer, to repay all outstanding borrowings under its existing credit facility (if its new credit facility becomes effective), to pay related fees and expenses and for general corporate purposes, all as more fully described in the Preliminary Offering Circular.

Capitalization	The following table sets forth NFP’s cash and cash equivalents and consolidated capitalization as of March 31, 2010 on (i) an actual basis and (ii) as adjusted to give effect to the estimated sources and uses of the transactions described under “Use of Proceeds” in the Preliminary Offering Circular and based on the assumption that the proposed new credit facility becomes effective. To the extent that NFP does not purchase in the tender offer an amount of its existing convertible notes that is greater than the principal amount of notes sold in this offering, its total debt will be higher as a result of the offering (before taking into account the effects of ASC 470, as described in footnote (e) below). The following table assumes that the initial purchasers have not exercised their option to purchase additional notes.

	As of March 31, 2010
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$50,961	$24,438

Long-Term Debt:
Existing credit facility(a)	$35,000	$35,000
Existing convertible notes (b)	207,455	—
New revolving credit facility (c)	—	—
New term loan credit facility (d)	—	125,000
Notes offered hereby (e)	—	86,087

Stockholders’ equity:
Preferred stock, par value $0.01 per share: 200,000 shares authorized; none issued, actual and as adjusted	—	—
Common stock, par value $0.10 per share: 180,000 shares authorized; 44,769 issued and 41,926 outstanding, actual and as adjusted	4,477	4,477
Additional paid-in capital (e)	879,300	883,609
Accumulated deficit	(432,397)	(429,865)
Treasury stock, 2,843 shares, and 2,843 shares at cost, actual and as adjusted	(102,572)	(102,572)
Accumulated other comprehensive income	140	140

Total stockholders’ equity	348,948	355,789

Total capitalization	$591,403	$601,876

(a)	Comprises amounts outstanding under the existing credit facility.

(b)	On June 9, 2010, NFP commenced a tender offer to purchase for cash any and all of its outstanding existing convertible notes at $955 for each $1,000 principal amount of existing convertible notes. The outstanding principal amount of the existing convertible notes is $230 million, the liability component of which is reflected in NFP’s March 31, 2010 balance sheet at $207.5 million in accordance with ASC 470, which is further described in footnote (e) below.
(c)	The proposed new credit facility is expected to be structured as a $100.0 million four-year revolving credit facility and a maximum $125.0 million four-year term loan facility. NFP currently intends to use the proposed new revolving credit facility primarily for general corporate purposes.
(d)	The proposed new term loan facility will be used primarily for the purchase of NFP’s existing convertible notes in accordance with the tender offer.
(e)	Amounts shown reflect the application of ASC 470, which requires issuers to separately account for the liability and equity components of convertible debt instruments that allow for net share settlement. In accordance with ASC 470, NFP estimates that $125.0 million of the aggregate principal amount of the notes will be recognized as follows (in thousands):

Liability component:
Principal	$125,000
Less: debt discount	(38,913)

Net carrying amount	$86,087

Equity component	$38,913

The equity component associated with the notes is reflected in the capitalization table as an increase to additional paid-in capital, as adjusted. Additional paid-in capital, as adjusted, has also been reduced by $12.9 million representing the cost of the convertible note hedge transactions in respect of the notes (after such cost is partially offset by the proceeds to NFP of the warrant transactions).

Adjustment to conversion rate upon fundamental change	The number of additional shares by which the conversion rate will be increased in the event of a fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of the issuer’s common stock in the fundamental change. The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rate Adjustments” in the Preliminary Offering Circular.

The following table sets forth the hypothetical stock prices and the number of additional shares to be received by which the conversion rate for the notes will be increased per $1,000 principal amount of the notes in the event of a fundamental change:

	Stock Price
Effective Date	$10.51	$11.00	$12.00	$12.87	$14.00	$16.00	$18.00	$20.00	$25.00	$30.00	$40.00	$60.00	$80.00
June 15, 2010	17.4760	17.2693	14.7174	13.0320	11.4278	9.6203	8.3036	7.2959	5.4724	4.2587	2.7770	1.3665	0.5987
June 15, 2011	17.4760	16.2440	13.6352	11.9285	10.3205	8.5876	7.4644	6.5469	4.9185	3.8429	2.5204	1.2716	0.6122
June 15, 2012	16.9769	15.3189	12.5932	10.8372	9.1879	7.4149	6.4397	5.6230	4.2162	3.2808	2.1322	1.0531	0.5024
June 15, 2013	16.4364	14.6516	11.7361	9.8477	8.0900	6.2301	5.3370	4.6480	3.4728	2.6801	1.7116	0.8104	0.3754
June 15, 2014	16.2242	14.2447	11.0657	8.9919	7.0746	5.0329	4.1097	3.5874	2.6401	2.0096	1.2326	0.5125	0.1947
June 15, 2015	16.2458	14.0055	10.3926	8.0629	5.9112	3.7043	2.7800	2.3962	1.7339	1.2834	0.7242	0.1921	0.0000
June 15, 2016	16.6056	13.9101	9.6348	6.9446	4.5402	2.2529	1.5090	1.3033	0.9416	0.7004	0.3990	0.1029	0.0000
June 15, 2017	17.4760	13.2377	5.6619	0.0287	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $80.00 per share, subject to adjustment, no additional shares will be added to the conversion rate.

•	If the stock price is less than $10.51 per share, subject to adjustment, no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 95.1474 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under the caption “Description of Notes—Conversion Rate Adjustments” in the Preliminary Offering Circular.

Purchase of Convertible Note Hedge and Sale of Warrant	In connection with the offering of the notes, NFP intends to enter into one or more convertible note hedge transactions with respect to its common stock with one or more of the initial purchasers (and/or one or more of its/their affiliates) (the “counterparty”). The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, approximately 9.7 million shares of the issuer’s common stock. Concurrently with entering into the convertible note hedge transactions, NFP also intends to enter into one or more warrant transactions whereby it will sell to the counterparty warrants to acquire, subject to customary anti-dilution adjustments, approximately 9.7 million shares of its common stock. If the initial purchasers exercise their option to purchase additional notes, NFP expects to use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions. In such event, NFP would also expect to enter into additional warrant transactions.

NYSE share cap	Certain rules of the New York Stock Exchange potentially limit the number of shares of common stock that an issuer may issue upon conversion of the notes. These standards generally require an issuer to obtain the approval of its stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of its common stock outstanding at the time the notes are issued unless the issuer obtains stockholder approval of issuances in excess of such limitation. Accordingly, unless NFP has received stockholder approval of such issuances, in the event that the sum of the maximum deliverable shares for each trading day during the observation period exceeds the NYSE share cap (as defined below), it will not be required to deliver shares or cash with respect to such excess. The “NYSE share cap” is 68.1570 shares per $1,000 principal amount of notes or 60.8544 shares per $1,000 principal amount of notes if the initial purchasers exercise their option to purchase additional notes in full, which is equivalent to 19.99% of the common stock outstanding immediately before the issuance of the notes divided by the aggregate principal amount of notes outstanding at their initial issuance (expressed in thousands). The NYSE share cap is approximately economically equivalent to the holder of a $1000 principal amount of notes being short 9.5144 call options, each on one share of common stock, struck at approximately $105.10 or approximately economically equivalent to the holder of a $1000 principal amount of notes being short 16.8170 call options, each on one share of common stock, struck at approximately $59.46, if the initial purchasers exercise their option to purchase additional notes in full.

General

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication is being distributed in the United States solely to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933. These securities have not been registered under the Securities Act of 1933, and may only be sold to qualified institutional buyers pursuant to Rule 144A or pursuant to another applicable exemption.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering. Please refer to the offering circular for a complete description.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Before you invest, you should read the offering circular and the documents incorporated by reference therein that the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get the incorporated documents the issuer has filed with the SEC for free by visiting EDGAR on the SEC website at www.sec.gov. A copy of the issuer’s offering circular in connection with the sale of the notes may be obtained from Goldman, Sachs & Co., Attn: Prospectus Depart., 85 Broad Street, New York, NY 10004, Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com or from Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 866-500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Annex I

ANNEX II(a)

Comfort Letter

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ANNEX II(b)

Draft of Bring-Down Comfort Letter

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